Exhibit 10.1

AGREEMENT

This AGREEMENT (this “Agreement”) is made and entered into as of March 25, 2019, by and among Recro Pharma, Inc. a Pennsylvania corporation (“Company”) and Engine Capital, L.P. (together with the entities and natural persons listed on the signature page to this Agreement, “Engine” or the “Investors” and each an “Investor”). The Company and the Investors are referred to in this Agreement as the “Parties” and each a “Party.”

WHEREAS, the Company and Engine have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans;

WHEREAS, Engine submitted a nomination letter to the Company on January 4, 2019 (the “Nomination Letter”) notifying the Company of its intention to nominate a director candidate for election to the Company’s board of directors (the “Board”) at the 2019 annual meeting of shareholders of the Company (the “2019 Annual Meeting”);

WHEREAS, the Company and Engine have determined to come to an agreement with respect to the appointment of members of the Board, certain matters related to the 2019 Annual Meeting and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1.    Appointment of New Director. The Company agrees that, as promptly as practicable following the execution of this Agreement, the Board and all applicable committees of the Board will take all necessary action (including increasing the size of the Board by one directorship) to appoint Arnaud Ajdler (the “New Director”) as a Class I director with a term expiring at Company’s 2021 Annual Meeting of Shareholders (the “2021 Annual Meeting”). Upon execution of this Agreement, Engine hereby withdraws its Nomination Letter. The Company agrees that the New Director shall be given the same due consideration for membership to each committee of the Board as any other independent director, and in any event, the Company agrees that the New Director will be promptly appointed to at least one committee of the Board.

2.    Compliance with Laws and Company Policies. The New Director will, and Engine will cause the New Director to, during the term of any service as a director of Company, (a) comply with all laws, policies, procedures, processes, codes, rules, standards and guidelines applicable to members of the Board, including Company’s code of conduct, insider trading policy, Regulation FD policy, related party transactions policy and corporate governance guidelines, in each case as amended from time to time; and (b) keep confidential all confidential information of Company.

3.    Continuing Independence. At all times while serving as a nominee for director or a member of the Board, the New Director will, and Engine will cause the New Director to, meet all then applicable director independence and other standards of the Company, Nasdaq and the Securities and Exchange Commission (the “SEC”) and then applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder.

4.    Director Benefits. The New Director will be entitled to the same director benefits as other members of the Board, including, but not limited to, (a) compensation for his service as a director and reimbursement for his expenses on the same basis as all other non-employee directors of Company; (b) equity-based compensation grants and other benefits on the same basis as all other non-employee directors of Company; and (c) the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of Company as such rights may exist from time to time.

5.    Recusal of the New Director. Engine agrees that the Board or any of its committees may recuse the New Director from any Board or committee meeting or portion thereof at which the Board or such committee is evaluating or taking action with respect to (a) the exercise of any of Company’s rights or enforcement of any of the obligations under this Agreement; (b) any action taken in response to actions taken or proposed by any Investor with respect to Company; or (c) any proposed transaction between Company and any Investor.

6.    Replacement of the New Director. If the New Director is unable to serve as a director or resigns as a director or is removed as a director prior to the expiration of the Restricted Period (as defined in Section 8 below), Engine shall have the ability to recommend to the Board a replacement person(s) for appointment to the Board, and the Board will give due consideration to such replacement person(s) recommended by Engine.

7.    Voting Commitment. During the Restricted Period, at each annual or special meeting of Company’s shareholders, the Investors will (a) cause all Voting Securities beneficially owned by them to be present for quorum purposes; and (b) vote, or cause to be voted, all Voting Securities beneficially owned by them (the “Investor Shares”) in favor of the election of all director candidates nominated by the Board and otherwise in accordance with the Board’s recommendation, including in favor of each other matter recommended for shareholder approval; provided, however, that the Investors may vote the Investor Shares in their discretion with respect to any tender offer, exchange offer, merger, consolidation, business combination or other change-of-control transaction of the Company.

8.    Standstill. From the date of this Agreement until 10 business days prior to the deadline for the submission of shareholder nominations of directors and business proposals for the 2020 Annual Meeting of Shareholders (such period, the “Restricted Period”), none of the Investors or their respective Affiliates, Associates or Family Members or their respective principals, directors, general partners, officers, employees, and agents and representatives acting on their respective behalf will, in any way, directly or indirectly (in each case, except as expressly permitted by this Agreement):

(a)    with respect to Company or the Voting Securities, (i) make, participate in or encourage any “solicitation” (as such term is used in the proxy rules of the SEC) of proxies or consents with respect to the election or removal of directors or any other matter or proposal; (ii) become a “participant” (as such term is used in the proxy rules of the SEC) in any such solicitation of proxies or consents; (iii) seek to advise, encourage or influence any Person with respect to the voting or disposition of any Voting Securities; or (iv) initiate, encourage or participate, directly or indirectly, in any “vote no,” “withhold” or similar campaign;

(b)    initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the SEC) Company’s shareholders for the approval of any shareholder proposal, whether made pursuant to Rule 14a-4 or Rule 14a-8 promulgated under the Exchange Act, or otherwise, or cause or encourage any Person to initiate or submit any such shareholder proposal;

(c)    with respect to Company or the Voting Securities, (i) communicate with Company’s shareholders or others pursuant to Rule 14a-1(l)(2)(iv) pursuant to the Exchange Act; (ii) participate in, or take any action pursuant to, or encourage any Person to take any action pursuant to, any type of “proxy access”; or (iii) conduct any nonbinding referendum or hold a “shareholder forum”;

(d)    (i) seek, alone or in concert with others, election or appointment to, or representation on, the Board; (ii) nominate or propose the nomination of, or recommend the nomination of, or encourage any Person to nominate or propose the nomination of or recommend the nomination of, any candidate to the Board; or (iii) seek, alone or in concert with others, or encourage any Person to seek, the removal of any member of the Board;

(e)    (i) call or seek to call or initiate the convening of a special meeting of shareholders, or encourage any Person to call a special meeting of shareholders; or (ii) make a request for any shareholder list or other Company books or records;

(f)    other than solely with other Affiliates of Engine who agree to be bound by the terms and conditions of this Agreement with respect to Voting Securities now or subsequently owned by them, (i) form, join (whether or not in writing), encourage, influence, advise or participate in a partnership, limited partnership, syndicate or other group, including a “group” as defined pursuant to Section 13(d) of the Exchange Act, with respect to any Voting Securities (other than any group comprised solely of Investors); (ii) deposit any Voting Securities into a voting trust, arrangement or agreement; or (iii) subject any Voting Securities to any voting trust, arrangement or agreement;

(g)    (i) make any offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving any Investor and Company; (ii) solicit a third party to, on an unsolicited basis, make an offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving Company, or publicly encourage, initiate or support any third party in making such an offer or proposal; or (iii) publicly comment on any proposal regarding any merger, acquisition, recapitalization, restructuring, disposition or other business combination with respect to Company by a third party prior to such proposal becoming public;

(h)    make or disclose any statement regarding any intent, purpose, plan or proposal with respect to the Board or Company, its management, policies, affairs or assets, or the Voting Securities or this Agreement, that is inconsistent with the provisions of this Agreement, including any intent, purpose, plan or proposal that is conditioned on, or would require, the waiver, amendment, nullification or invalidation of any provision of this Agreement, or take any action that could require Company to make any public disclosure relating to any such intent, purpose, plan, proposal or condition;

(i)    take any action in support of, or make any proposal or request that constitutes: (i) controlling, changing or influencing the Board or management of Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board; (ii) controlling, changing or influencing the capitalization, stock repurchase programs and practices, capital allocation programs and practices, or dividend policy of Company; (iii) controlling, changing or influencing Company’s management, business or corporate structure; (iv) seeking to have Company waive or make amendments or modifications to its articles of incorporation or bylaws; (v) causing a class of securities of Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (vi) causing a class of securities of Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(j)    engage or use any private investigations firm or other person to investigate any of the Company’s directors, officers or employees or use any report or findings or such firm or person;

(k)    publicly make or in any way advance publicly any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement;

(l)    take any action challenging the validity or enforceability of this Section 8 unless the Company is challenging the validity or enforceability of this Section 8;

(m)    sell, offer or agree to sell all or substantially all to any third party, through swap or hedging transactions, derivative agreements or otherwise, voting rights decoupled from the underlying Voting Securities held by the Investors;

(n)    acquire, offer, agree or propose to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another Person, by joining a partnership, limited partnership, syndicate or other group, including a “group” as defined pursuant to Section 13(d) of the Exchange Act, through swap or hedging transactions, or otherwise, any securities of Company or any rights decoupled from the underlying securities of Company that would result in the Investors in the aggregate owning, controlling or otherwise having any beneficial or other ownership interest (including, for purpose of this calculation, all Voting Securities that such Person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional and including economic ownership pursuant to a cash settled call option or other derivative security, contract or instrument primarily related to the price of Voting Securities) of more than 9.9% of the then-outstanding Voting Securities;

(o)    other than through open market broker sale transactions where the identity of the purchaser is not known, in underwritten widely dispersed public offerings and in accordance with the Company’s insider trading policy, sell, offer or agree to sell, through swap or hedging transactions or otherwise, the securities of Company to any Person not a party to this Agreement (a “Third Party”) that, to Engine’s knowledge (after due inquiry in connection with a private, non-open market transaction, it being understood that such knowledge shall be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC), would result in such Third Party, together with its Affiliates, Associates and Family Members, owning, controlling or otherwise having any beneficial or other ownership interest of more than 4.9% of the then-outstanding Voting Securities or that would increase the beneficial or other ownership interest of any Third Party who, together with its Affiliates, Associates and Family Members, has a beneficial or other ownership interest of more than 4.9% of the then-outstanding Voting Securities, except in each case either (A) in a transaction approved by the Board or (B) to a third party who is entitled, and following such transaction continues to be entitled, to file statements on Schedule 13G pursuant to Rule 13d-1(b) or Rule 13d-1(c) promulgated under the Exchange Act.; or

(p)    other than with other Investors, have any discussions or communications, or enter into any agreements, understandings or arrangements (whether written or oral), with, or advise, finance, assist or encourage, any Person, in connection with any of the foregoing.

Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit the exercise in good faith by the New Director (or the Replacement Nominee, as applicable) of such person’s fiduciary duties solely in such person’s capacity as a director of the Company and in a manner consistent with such person’s and Engines’ obligations under this Agreement.

9.    No Litigation. Until the second anniversary of this Agreement, each party hereto hereby covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, pursue or assist any other person to threaten or initiate, any lawsuit, claim or proceeding before any court (each, a “Legal Proceeding”) against any other party or any of its Representatives, except for (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement, (b) any Legal Proceeding related to the election of the New Director and (c) counterclaims with respect to any proceeding initiated by, or on behalf of one party or its

Affiliates against the other party or its Affiliates; provided, however, that the foregoing shall not prevent any party hereto or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the direct or indirect suggestion of such party or any of its Representatives; provided, further, that in the event any party hereto or any of its Representatives receives such Legal Requirement, such party shall give prompt written notice of such Legal Requirement to such other party (except where such notice would be legally prohibited or not practicable). Each of the Parties hereto represents and warrants that neither it nor any assignee has filed any lawsuit against any other Party.

10.    Mutual Non-Disparagement.

(a)    Each Investor agrees that, until the expiration of the Restricted Period, neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates, Family Members and Associates not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, the Company or any of its directors, officers, Affiliates, subsidiaries, employees, agents or representatives (collectively, the “Company Representatives”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of the Company or its subsidiaries or Affiliates, or to malign, harm, disparage, defame or damage the reputation or good name of the Company, its business or any of the Company Representatives.

(b)    The Company hereby agrees that, until the expiration of the Restricted Period, neither it nor any of its Affiliates will, and it will cause each of its Affiliates not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, any Investor or any of its agents or representatives (collectively, the “Investor Representatives”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of any Investor or its subsidiaries or Affiliates, or to malign, harm, disparage, defame or damage the reputation or good name of any Investor, its business or any of the Investor Representatives .

(c)    Notwithstanding the foregoing, nothing in this Section 10 or elsewhere in this Agreement shall prohibit any Party from making any statement or disclosure required under the federal securities laws or other applicable laws; provided, that such Party must provide written notice to the other Parties at least two business days prior to making any such statement or disclosure required by under the federal securities laws or other applicable laws that would otherwise be prohibited the provisions of this Section 8, and reasonably consider any comments of such other Parties.

(d)    The limitations set forth in Section 10(a) and 10(b) shall not prevent any party from responding to any public statement made by the other party of the nature described in Section 10(a) and 10(b) if such statement by the other party was made in breach of this Agreement.

11.    Compliance with this Agreement. Engine will cause the other Investors to comply with the terms of this Agreement and will be responsible for any breach of the terms of this Agreement by any Investor, whether or not such Investor is a party to this Agreement.

12.    Expenses. Promptly following the execution of this Agreement, the Company shall reimburse Engine for not more than $50,000 of its reasonably incurred and documented out-of-pocket fees and expenses (including reasonable legal fees) incurred in connection with the negotiation and execution of this Agreement.

13.    Public Disclosure.

(a)    No Press Release. Except as contemplated by Section 13(b), no Party will issue a press release or make any public statement concerning this Agreement or the appointment of the New Director.

(b)    Company and Engine will agree upon a press release to be issued on the date hereof. Company will also promptly prepare and file a Current Report on Form 8-K (the “Form 8-K”) with the SEC reporting the entry into this Agreement and the election of the New Director. All disclosure in the Form 8-K will be consistent with this Agreement. Company will provide Engine and its counsel with a reasonable opportunity to review and comment upon the Form 8-K.

14.    Definitions; Interpretations.

(a)    As used in this Agreement, the term (i) Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Affiliates of any Person subsequent to the date of this Agreement; (ii) Associate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Associates of any Person subsequent to the date of this Agreement, but will exclude any Person not controlled by or under common control with the related Person; (iii) “beneficially own,” “beneficially owned” and “beneficial ownership” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; (iv) “business day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of San Francisco is closed; (v) “Family Member” means, with respect to an Investor, the spouse of such Investor and the children (including by adoption) of such Investor; (vi) “Person” will be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (vii) “Representative” means (1) a person’s Affiliates and Associates and (2) its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates; and (viii) “Voting Securities” means the shares of Company’s common stock and any other securities of Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies.

(b)    The words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.” The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to in this Agreement means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.

15.    Representations of Investors. Each Investor, severally and not jointly, represents that (a) its authorized signatory set forth on the signature page to this Agreement has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind such member; (b) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of such member, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) this Agreement does not and will not violate any law, any order of any court or other agency of government, its organizational documents or any provision of any agreement or other instrument to which such member or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever; and (d) as of the date of this Agreement, it has not, directly or indirectly, compensated or agreed to compensate the New Director for his service as a director of Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to Company or its securities. Engine represents and warrants that as of the date of this Agreement, it is the beneficial owner of an aggregate of 1,064,546 shares of Voting Securities.

16.    Representations of Company. Company represents that this Agreement (a) has been duly authorized, executed and delivered by it and is a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (b) does not require the approval of the shareholders of Company; and (c) does not and will not violate any law, any order of any court or other agency of government, Company’s certificate of incorporation or bylaws, each as amended from time to time, or any provision of any agreement or other instrument to which Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever.

17.    Specific Performance. Each Party acknowledges and agrees that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach of this Agreement, (a) the Party seeking specific performance will be entitled to injunctive and other equitable relief, without proof of actual damages; (b) the Party against whom specific performance is sought will not plead in defense that there would be an adequate remedy at law; and (c) the Party against whom specific performance is sought agrees to waive any applicable right or requirement that a bond be posted. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.

18.    Entire Agreement; Binding Nature; Assignment; Waiver. This Agreement constitutes the only agreement between the Parties with respect to the subject matter of this Agreement and it supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement binds, and will inure to the benefit, of the Parties and their respective successors and permitted assigns. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Party. Any purported transfer requiring consent without such consent is void. No amendment, modification, supplement or waiver of any provision of this Agreement will be effective unless it is in writing and signed by the affected Party, and then only in the specific instance and for the specific purpose stated in such writing. Any waiver by any Party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right to insist upon strict adherence to that term or any other term of this Agreement in the future.

19.    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement that is held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable, and this Agreement will otherwise be construed so as to effectuate the original intention of the Parties reflected in this Agreement. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

20.    Governing Law; Forum. This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware. Each of the Parties (a) irrevocably and unconditionally consents to the exclusive personal jurisdiction and venue of the Court of Chancery of the State of Delaware and any appellate court thereof (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware will have exclusive personal jurisdiction); (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any action relating to this Agreement or otherwise in any court other than the such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The Parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 23 or in such other manner as may be permitted by applicable law, will be valid and sufficient service thereof.

21.    Waiver of Jury Trial. EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. No Party will seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

22.    Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other Person.

23.    Notices. All notices, consents, requests, instructions, approvals and other communications provided for in, and all legal process in regard to, this Agreement will be in writing and will be deemed validly given, made or served if (i) given by fax, when such fax is transmitted to the fax number set forth below and the appropriate confirmation is received; or (ii) if given by any other means, when delivered in person, by overnight courier or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested) as follows:

(a)	If to Company:

Recro Pharma, Inc.

490 Lapp Road Malvern, PA 19355

Attn:      Gerri Henwood, Chief Executive Officer

Fax:       (503) 961-1047

with a copy (which will not constitute notice) to:

Pepper Hamilton LLP

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103

Attn:        Rachael M. Bushey

Fax:         (215) 689-4692

(b)	If to Engine:

Engine Capital, L.P.

1370 Broadway, 5th Floor

New York, NY 10018

Attn:        Arnaud Ajdler

Fax:         (646) 380-1220

with a copy (which will not constitute notice) to:

Olshan Frome Wolosky, LLP

1325 Avenue of the Americas

New York, NY 10019

Attn:        Andrew M. Freedman

Fax:         (212) 451-2222

At any time, any Party may, by notice given in accordance with this Section 23 to the other Parties, provide updated information for notices pursuant to this Agreement.

24.    Representation by Counsel. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts of this Agreement exchanged among the Parties will be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each of the Parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.

25.    Counterparts. This Agreement and any amendments to this Agreement may be executed in one or more textually-identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

26.    Headings. The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

RECRO PHARMA, INC.

By:	/s/ Gerri Henwood
Name:	Geraldine A. Henwood
Title:	Chief Executive Officer

ENGINE CAPITAL, L.P.
By:	Engine Investments, LLC,
General Partner

By:	/s/Arnaud Ajdler
Name:	Arnaud Ajdler
Title:	Managing Member

ENGINE JET CAPITAL, L.P.
By:	Engine Investments, LLC,
General Partner

By:	/s/Arnaud Ajdler
Name:	Arnaud Ajdler
Title:	Managing Member

ENGINE INVESTMENTS, LLC

By:	/s/Arnaud Ajdler
Name:	Arnaud Ajdler
Title:	Managing Member

/s/Arnaud Ajdler
Arnaud Ajdler

[Signature Page to Letter Agreement]